EXHIBIT 10.3.1

AMENDMENT NO. 1
TO THE
GEORGIA-CAROLINA BANCSHARES, INC.
DIRECTORS STOCK PURCHASE PLAN

     WHEREAS, the Board of Directors of Georgia-Carolina Bancshares, Inc. (the “Company”) has previously adopted the Georgia-Carolina Bancshares, Inc. Directors Stock Purchase Plan (the “Plan”) pursuant to which non-employee directors of the Company and its subsidiaries may invest directors’ fees in shares of the Company’s Common Stock; and

     WHEREAS, the Board of Directors deems it desirable to amend the Plan to (i) clarify how the Purchase Price is determined and (ii) to allow for the direct issuance of stock certificates to participating directors in lieu of crediting such directors’ stock accounts;

     NOW, THEREFORE, the Plan is hereby amended upon the terms, and subject to the conditions, set forth herein:

ARTICLE I

AMENDMENT TO PLAN

A.     Section 5 of the Plan shall be deleted in its entirety, and the following shall be inserted in lieu thereof:

“5. Purchase Price of Plan Shares.

The price of each share of Common Stock (the “Purchase Price”) purchased with Directors’ Fees shall be $2.00 less than the closing market price of the Common Stock quoted on the Over-the-Counter Bulletin Board (or other national quotation service) on the date of the last trade of the Company’s Common Stock reported prior to the Investment Date; provided, however, that if the Company’s Common Stock is not quoted on a national quotation service but is registered on a national securities exchange, “Purchase Price” shall mean $2.00 less than the closing sales price of the Company’s Common Stock on such national securities exchange; and further provided, that if shares of the Company’s Common Stock are not quoted on a national quotation service or registered on a national securities exchange, then the “Purchase Price” shall mean $2.00 less than the fair market value of the Company’s Common Stock on the Investment Date as determined by the Committee, acting in good faith.”

B.     Section 7 of the Plan shall be deleted in its entirety, and the following shall be inserted in lieu thereof:

“7. Number of Shares to be Purchased.

The number of shares purchased will be based upon the amount of Directors’ Fees earned by the participant since the last Investment Date plus any cash not utilized to purchase shares during the previous quarter divided by the applicable Purchase Price. Each participant’s stock account will be credited with the number of whole shares only equal to the total amount invested divided by the Purchase Price (the “Purchased Shares”); provided, however, that the Committee may elect to issue a stock certificate evidencing the Purchased Shares directly to a participant dated as of the Investment Date in lieu of crediting such Purchased Shares to the participant’s stock account. No fractional shares will be purchased.”

ARTICLE II

EFFECTIVE DATE OF AMENDMENT

     The foregoing amendment to the Plan shall be effective on or after the date this Amendment No. 1 is adopted and approved by the Board of Directors of the Company.